UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 28, 2012

AMBASSADORS GROUP, INC.

Delaware	No. 0-33347	91-1957010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dwight D. Eisenhower Building, 2001 S Flint Road, Spokane, WA 99224
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code
(509) 568-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

     As previously disclosed, on July 14, 2009, a securities class action was filed against Ambassadors Group, Inc. (the “Company”) and certain of its executive officers on behalf of all persons or entities who purchased the Company’s Common Stock between February 8, 2007 and October 23, 2007, in the United States District Court for the Eastern District of Washington (the “Court”). On April 14, 2011, an agreement was reached to settle the action following a mediation before a retired federal judge.  Under the terms of the settlement, the Company’s insurance carriers agreed to pay the settlement amount of $7.5 million, in complete settlement of all claims, without any admission of wrongdoing or liability by the Company or any party in the action. Throughout the litigation, the Company and the individual defendants have denied, and continue to deny, the allegations made against them. The Company agreed with the insurance carriers to settle the action because it was in the best interests of the Company to avoid the burdens, risk, uncertainties and expense that would be inherent in continued litigation. The settlement agreement, which includes a release for all defendants and other provisions common in such agreements, was preliminarily approved by the Court on September 6, 2011 and notice was provided to all class members. The Court held a hearing to consider final approval of the settlement, the plan of allocation, and the motion for the award of plaintiffs’ attorneys’ fees on November 30, 2011, but delayed ruling on these matters pending submission of additional materials by the lead plaintiff. The lead plaintiff submitted the requested additional materials on December 30, 2011, January 17, 2012, and March 19, 2012.

    On June 28, 2012, the Court entered a final order approving the settlement and related matters. As the settlement is covered and was funded by the Company’s insurance carrier, the settlement is not expected to have a material adverse effect on the Company’s business, financial condition or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2012
AM AMBASSADORS GROUP, INC.

	By:	/s/	Anthony F. Dombrowik
ChJ.Anthony F. Dombrowik Senior Vice President, Chief Financial Officer (Principal financial officer)